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                                                                  EXHIBIT 10 (b)


       FOURTH AMENDMENT TO THE HUNTINGTON BANCSHARES INCORPORATED AMENDED
                       AND RESTATED 1994 STOCK OPTION PLAN


                Section 8(d) of the Huntington Bancshares Incorporated Amended and Restated 1994 Stock Option Plan is hereby by deleting said paragraph in its entirety and replacing it with the following:

        "Each written notice of exercise shall be accompanied by the payment either (i) by check payable to HBI in the amount of the purchase price of the shares then being purchased, (ii) shares of HBI having a fair market value equal to the purchase price of the shares then being purchased, or by written direction to HBI signed by the person entitled to exercise the option to withhold from the shares otherwise to be delivered on the exercise of the option that number of shares having a fair market value equal to the exercise price;
(iii) a combination of (i) and (ii); or (iv) with respect to non-statutory options only, by delivering a properly executed exercise notice together with irrevocable instructions (which may be by the use of the telephone or other means of electronic communication) to a broker to deliver promptly to HBI the amount of sale or loan proceeds to pay the exercise price of the shares being exercised, as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities laws restrictions"